UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022

Midwest Holding Inc.

(Exact name of registrant as specified in its charter)

delaware	001-39812	20-0362426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 South 70th Street, Suite 400

Lincoln, Nebraska 68506

(Address of principal executive offices) (Zip Code)

(402) 489-8266

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, $0.001 par value	MDWT	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 22, 2022, Midwest Holding Inc. (“Midwest” or the “Borrower”) entered into a three-year senior secured revolving credit agreement and related documents (“Credit Agreement”) with the lenders party thereto (each, a “Lender”) and Royal Bank of Canada (“RBC”), as Administrative Agent (the “Administrative Agent”) and Collateral Agent, and as a Lender with a size of $30 million (the “Revolving Credit Facility”). The maturity date of the Credit Agreement is November 22, 2025. The obligations under the Credit Agreement are secured by a first priority lien on a variety of our assets, including our accounts, goods, certain documents, instruments, investment property (other than any insurance subsidiary, any other subsidiary that is a parent of an insurance subsidiary or any other subsidiary upon which the Borrower and the Administrative Agent reasonably agree), intellectual property, equipment, fee-owned real estate and contracts.

Use of Proceeds. The Revolving Credit Facility will be available on a revolving basis from time to time, including on the closing date, (a) for working capital and other general corporate purposes, including acquisitions and (b) to pay fees and expenses in connection with the Credit Agreement.

Interest and Fees. Under the terms of the Credit Agreement, we have the option of selecting an applicable variable interest rate of (a) Adjusted Term SOFR, plus the Applicable Margin (as defined below) or (b) the Base Rate, plus the Applicable Margin. “Adjusted Term SOFR” means the forward-looking, anticipated standard overnight financing rate plus 0.10%. “Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1.00% and (iii) Adjusted Term SOFR for a one-month tenor in effect for such day plus 1.00%; provided that to the extent such highest rate as calculated above shall, at any time, be less than the Floor, such rate shall be deemed to be the Floor. “Floor” means the benchmark rate floor with respect to Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable. “Adjusted Daily Simple SOFR” means the financing rate for the day plus 0.10%. Depending on our debt to capitalization ratio, the “Applicable Margin” can be 2.50% to 3.25% for Base Rate loans and 3.50% to 4.25% for Adjusted Term SOFR loans. In addition, we are required to pay a quarterly commitment fee on the daily average unused amount of the commitment while the Credit Agreement is in effect at an annual rate equal to 0.5% to 0.6% of the unused commitment amount depending on our debt to capitalization ratio.

Representations, Warranties and Covenants. The Credit Agreement contains customary representations and warranties. In addition, while there are no borrowing base limitations, the Credit Agreement includes a variety of affirmative, negative and financial covenants that must be observed and maintained which, among other things, condition or limit our ability to incur additional indebtedness and liens; enter into transactions with affiliates; prohibitions on amendments to organizational documents that would have a material adverse effect, and limitations on (i) disposition of assets (excluding any ordinary course portfolio investment dispositions), (ii) mergers and other fundamental changes and (iii) restrictive agreements. In addition, we also have certain financial covenants that must be met on a quarterly basis, including (i) debt to capitalization ratio not to exceed 35%, (ii) a minimum consolidated net worth, (iii) minimum risk-based capital ratio of not less than 300% with respect to our primary insurance subsidiary, American Life & Security Corp. (“American Life”), (iv) minimum unrestricted cash liquidity with respect to Midwest, together with its subsidiaries, of at least $3.0 million and (v) a minimum A.M. Best rating of “B++” with respect to American Life.

Events of Default and Acceleration. The Credit Agreement contains customary events of default for credit facilities of this size and type and includes, without limitation, payment defaults; defaults in performance of covenants or other agreements contained in the Credit Agreement; inaccuracies in representations and warranties; certain defaults, termination events or similar events; certain defaults with respect to any other indebtedness on the part of Midwest in excess of $5.0 million; certain bankruptcy or insolvency events; the rendering of certain judgments in excess of $5.0 million; certain ERISA events; certain change in control events and the defectiveness of any liens under the Credit Agreement. Obligations outstanding under the Credit Agreement may be accelerated upon the occurrence of an event of default.

Capitalized Terms. Capitalized terms used herein but not defined shall, unless otherwise indicated, have the meanings ascribed to them in the Credit Agreement.

The foregoing is a summary of the material features of the Credit Agreement and is qualified in its entirety by reference to the full text of those documents that will be filed with the Securities and Exchange Commission as exhibits to Midwest’s Annual Report on Form 10-K for the year ended December 31, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 25, 2022.

MIDWEST HOLDING INC.

By:	/s/ Georgette C. Nicholas
Name:	Georgette C. Nicholas
Title:	Chief Executive Officer

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